Exhibit 99.1

Contact Information:

CCG Investor Relations                                                                                                 Perini Corporation
10960 Wilshire Boulevard                                                                                               73 Mount Wayte Ave.
Suite 2050                                                                                                                          Framingham, MA 01701
Los Angeles, California 90024                                                                                        (508) 628-2295
(310) 231-8600 ext. 103                                                                                                     Michael E. Ciskey, Vice President &
Crocker Coulson, President                                                                                                  Chief Financial Officer

FOR IMMEDIATE RELEASE

Perini Corporation Announces Q1 2006 Results

  Net income increased to $8.1 million; diluted EPS increased to $0.30
  Backlog of $7.9 billion maintained
  Diluted EPS guidance for 2006 adjusted to $1.00 - $1.10

Framingham, MA – May 3, 2006 – Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, today reported results for the first quarter ended March 31, 2006.

Net Income
Net income was $8.1 million for the first quarter of 2006, as compared to net income of $5.6 million in the first quarter of 2005. Diluted earnings per common share were $0.30 for the first quarter of 2006, as compared to $0.20 for the first quarter of 2005. The 2006 operating results include the results of Rudolph and Sletten, which was acquired in October 2005.

Revenues from construction operations were $612.8 million for the first quarter of 2006, compared to revenues of $371.6 million for the first quarter of 2005. The increase in revenues is primarily due to the addition of Rudolph and Sletten, and to an increased volume of work in the hospitality and gaming market as a result of the significant new contract awards received in the latter half of 2005.

Robert Band, President and Chief Operating Officer, stated that, “We are pleased to report profitable performance for the first quarter of 2006. Our increased revenues and profit primarily reflect increases in our building and civil construction operations due to the 2005 acquisitions of Rudolph and Sletten and Cherry Hill Construction, both of which had a positive impact on our first quarter operating results. Based on the contract awards received in the second half of 2005 and the acquisition of Rudolph and Sletten, we expect the building division to make a strong contribution to operating results for the remainder of 2006. We also anticipate improved performance from our civil segment and another year of profitable operations from our management services segment.”

Backlog at $7.9 Billion
The backlog of uncompleted construction work at March 31, 2006 was $7.9 billion, virtually unchanged from the all-time record backlog reported at December 31, 2005. The March 31, 2006 backlog includes first quarter 2006 new contract awards totaling approximately $626 million, including the award of the $198 million Sheraton Hotel in downtown Phoenix, AZ; $122 million of additional work, including Phase II, on the Red Rock Resort Spa Casino in Las Vegas, NV; $62 million airport parking garage in West Palm Beach, FL; and $146 million of various new awards at Rudolph and Sletten.

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May 3, 2006                                                                 Perini Q1 Results                                                                 Page 2

Financial Condition Remains Strong in 2006
The Company’s financial condition remained strong during the first quarter of 2006. Working capital increased from $153.3 million at December 31, 2005 to $155.7 million at March 31, 2006. The Company’s solid base of shareholders’ equity totaling $191.2 million at March 31, 2006 is available and sufficient to support Perini’s substantial backlog.

Outlook
The Company reaffirms its initial revenue guidance for 2006 in the range of $2.6 to $2.8 billion and reduces its diluted earnings per share guidance to a range of $1.00 to $1.10 from $1.30 to $1.45. The revised diluted earnings per share guidance largely reflects the impact of approximately $0.31 for stock-based compensation expense resulting from the recent granting of restricted stock units to certain executive officers and employees as long-term retention and performance incentives.

About Perini Corporation
Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large and complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to successfully and timely complete construction projects; the Company’s ability to convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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May 3, 2006                                                                 Perini Q1 Results                                                                 Page 2

                         Perini Corporation (NYSE)
                     Summary of Consolidated Earnings
                                (Unaudited)
                         (In Thousands of Dollars)

                                                   For the Three Months
                                                      Ended March 31,
                                                  ------------------------
                                                    2006          2005
                                                  ----------   -----------
Construction Revenues:
Building                                           $483,722      $240,972
Civil                                                70,734        50,717
Management services                                  58,307        79,864
                                                  ----------   -----------
TOTAL CONSTRUCTION REVENUES                        $612,763      $371,553
                                                  ==========   ===========

Gross profit                                         32,322        22,672
General and administrative expenses                  17,871        13,333
                                                  ----------   -----------
Income from construction operations                  14,451         9,339
Other income (expense), net                             423           (85)
Interest expense                                       (947)         (374)
                                                  ----------   -----------
Income before income taxes                           13,927         8,880
Provision for income taxes                           (5,837)       (3,330)
                                                  ----------   -----------
NET INCOME                                          $ 8,090       $ 5,550

Less:  Dividends accrued on Preferred Stock             (98)         (297)
                                                  ----------   -----------
Total available for common stockholders             $ 7,992       $ 5,253
                                                  ==========   ===========

BASIC EARNINGS PER COMMON SHARE                       $0.31         $0.21
                                                  ==========   ===========

DILUTED EARNINGS PER COMMON SHARE                     $0.30         $0.20
                                                  ==========   ===========

Weighted average common shares outstanding:
Basic                                                26,092        25,287
Effect of dilutive stock options, warrants and
   restricted stock units outstanding                   544           750
                                                  ----------   -----------
Diluted                                              26,636        26,037
                                                  ----------   -----------

                      Selected Balance Sheet Data
                              (Unaudited)
                        (In Thousands of Dollars)

                                                    March 31,        December 31,
                                                     2006               2005
                                                ----------------   ---------------
Total assets                                       $ 877,033           $ 915,256
Working capital                                    $ 155,662           $ 153,335
Long-term debt, less current maturities            $  37,032           $  39,969
Stockholders' equity                               $ 191,192           $ 183,175

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